Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

PORT ANGELES, Wash., Oct. 26, 2022 (GLOBE NEWSWIRE) -- First Northwest Bancorp (Nasdaq: FNWB)

FIRST NORTHWEST BANCORP REPORTS THIRD QUARTER 2022 NET INCOME OF $4.3 MILLION

Q3 2022 Net Income	Q3 2022 Diluted Earnings Per Share	YTD Loan Growth	Q3 2022 Net Interest Margin	Book Value per Share
$4.3 million	$0.47	12.4%	3.88%	$15.69
				$15.50*, excluding goodwill and intangibles

CEO Commentary

“Our commercial bank delivered once again this quarter as we achieved record net interest income, thanks to prudent loan growth and increasing yields,” said Matthew P. Deines, President and CEO of First Northwest Bancorp. “We took action to reduce ongoing expenses by trimming headcount by approximately 5% and significantly reducing expenses related to Quin Ventures. Increasing revenue and decreasing expenses helped us deliver improved net interest margins and profitability ratios. We are seeing increasing competition for deposits, which could lead to additional funding cost pressure in future quarters, but to this point assets have repriced more quickly than liabilities.”

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on November 25, 2022, to shareholders of record as of the close of business on November 10, 2022.

Quarter Ended September 30, 2022 to June 30, 2022	Quarter Ended September 30, 2022 to September 30, 2021
Financial Highlights
Net income of $4.3 million and diluted earnings per share of $0.47, compared to $2.5 million and $0.27, respectively	Net income of $4.3 million and diluted earnings per share of $0.47, compared to $4.2 million and $0.44, respectively
Total revenue (net interest income before provision plus noninterest income) of $20.5 million, an increase of 5.5%, or $1.1 million, compared to $19.5 million	Total revenue of $20.5 million, an increase of 4.6%, or $900,000, compared to $19.6 million
Effective tax rate of 18.5%, compared to 23.3%	Effective tax rate of 18.5%, compared to 18.9%
Financial Position
Total assets of $2.09 billion, up $59.8 million, or 2.9%	Increase in total assets of $246.3 million, or 13.3%
Total gross loans, excluding loans held for sale, of $1.53 billion, up $59.9 million, or 4.1%	Increase in total gross loans, excluding loans held for sale, of $172.3 million, or 12.7%
Total deposits of $1.61 billion, an increase of $24.5 million, or 1.6%	Increase in total deposits of $82.3 million, or 5.4%
Asset Quality and Capital
Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.16%, compared to 0.06%	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.16%, compared to 0.06%
Tangible common equity ratio* of 7.40%, compared to 8.04%	Tangible common equity ratio* of 7.40%, compared to 10.07%
Key Performance Metrics
Net interest margin of 3.88%, compared to 3.77%	Net interest margin of 3.88%, compared to 3.58%
Efficiency ratio of 74.9%, compared to 87.2%	Efficiency ratio of 74.9%, compared to 70.3%
Return on average assets and return on tangible common equity* of 0.85% and 10.23%, compared to 0.51% and 5.82%, respectively	Return on average assets and return on tangible common equity* of 0.85% and 10.23%, compared to 0.92% and 8.74%, respectively
Tangible book value per share* of $15.50, a decrease of 5.54% from $16.40	Tangible book value per share* of $15.50, a decrease of 16.1% from $18.48

* See reconciliation of Non-GAAP Financial Measures later in this release.

Balance Sheet Review

Total assets increased $59.8 million, or 2.9%, to $2.09 billion at September 30, 2022, compared to $2.03 billion at June 30, 2022, and increased $246.3 million, or 13.3%, compared to $1.85 billion at September 30, 2021.

Cash and cash equivalents increased by $15.9 million, or 18.1%, to $103.7 million as of September 30, 2022, compared to $87.8 million as of June 30, 2022, and increased $27.5 million, or 36.2%, compared to $76.1 million at September 30, 2021.

Investment securities decreased $23.7 million, or 6.7%, to $329.4 million at September 30, 2022, compared to $353.1 million three months earlier, and increased $3.6 million compared to $325.9 million at September 30, 2021. The market value of the portfolio declined $16.0 million during the third quarter of 2022 as rates continue to rise and demand for debt securities decreased due to the Federal Reserve Bank's response to significant inflation levels. Principal and interest payments received of $10.2 million were used to fund loan growth. At September 30, 2022, municipal bonds totaled $96.1 million and comprised the largest portion of the investment portfolio at 29.2%. Non-agency issued mortgage-backed securities are the second largest segment, totaling $94.9 million, or 28.8%, of the portfolio at quarter end. The estimated average life of the securities portfolio was approximately 8.4 years, compared to 8.2 years in the prior quarter and 5.8 years in the third quarter of 2021. The effective duration of the portfolio was approximately 5.1 years, compared to 5.2 years in the prior quarter and 5.5 years in the third quarter of 2021.

Investment securities consisted of the following at the dates indicated:

	September 30, 2022	June 30, 2022	September 30, 2021	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$96,130	$104,048	$110,265	$(7,918)	$(14,135)
U.S. Treasury notes	2,355	2,420	—	(65)	2,355
International agency issued bonds (Agency bonds)	1,683	1,762	1,940	(79)	(257)
Corporate issued asset-backed securities (ABS corporate)	—	—	11,016	—	(11,016)
Corporate issued debt securities (Corporate debt)	56,165	57,977	55,946	(1,812)	219
U.S. Small Business Administration securities (SBA)	—	—	15,842	—	(15,842)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	78,231	85,796	75,091	(7,565)	3,140
Non-agency issued mortgage-backed securities (MBS non-agency)	94,872	101,141	55,790	(6,269)	39,082
Total securities available for sale	$329,436	$353,144	$325,890	$(23,708)	$3,546

Net loans, excluding loans held for sale, increased $59.6 million, or 4.1%, to $1.52 billion at September 30, 2022, from $1.46 billion at June 30, 2022, and increased $176.0 million, or 13.1%, from $1.35 billion one year ago. One- to four-family loans increased $25.9 million during the current quarter as a result of $19.4 million in new originations and $18.7 million of residential construction loans which converted to permanent amortizing loans, partially offset by sales and payments received. Multi-family loans increased $21.9 million during the current quarter. The increase was the result of new originations totaling $16.3 million and $9.3 million of construction loans converting into permanent amortizing loans. Every reported loan category increased during the current quarter compared to the previous quarter as originations and draws on existing commitments exceeded payoffs and scheduled payments.

The Company originated $19.4 million in residential mortgages during the third quarter of 2022 and sold $6.2 million, with an average gross margin on sale of mortgage loans of approximately 2.1%. This production compares to residential mortgage originations of $18.4 million in the preceding quarter with sales of $6.3 million, with an average gross margin of 2.3%. Higher market rates on mortgage loans and a lack of single-family home inventory continue to hinder saleable mortgage loan production. New single-family residence construction loan commitments totaled $26.9 million in the third quarter, compared to $30.7 million in the preceding quarter.

Loans receivable consisted of the following at the dates indicated:

	September 30, 2022	June 30, 2022	September 30, 2021	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One- to four-family	$335,067	$309,191	$294,432	$25,876	$40,635
Multi-family	243,256	221,337	177,560	21,919	65,696
Commercial real estate	385,272	381,279	353,356	3,993	31,916
Construction and land	217,175	214,394	214,472	2,781	2,703
Total real estate loans	1,180,770	1,126,201	1,039,820	54,569	140,950

Consumer:
Home equity	50,066	46,993	38,881	3,073	11,185
Auto and other consumer	223,100	220,865	182,238	2,235	40,862
Total consumer loans	273,166	267,858	221,119	5,308	52,047

Commercial business	71,269	71,218	91,939	51	(20,670)

Total loans	1,525,205	1,465,277	1,352,878	59,928	172,327
Less:
Net deferred loan fees	3,519	3,670	5,274	(151)	(1,755)
Premium on purchased loans, net	(15,705)	(15,692)	(12,765)	(13)	(2,940)
Allowance for loan losses	16,273	15,747	15,243	526	1,030
Total loans receivable, net	$1,521,118	$1,461,552	$1,345,126	$59,566	$175,992

Partnership investments increased $2.5 million to $14.0 million at September 30, 2022, compared to $11.5 million at June 30, 2022, as we provided additional funding to existing relationships and increased $11.6 million compared to $2.4 million one year ago, as we expanded partnership and equity relationships to include Meriwether Group, JAM FINTOP and Torpago. Prepaid expenses and other assets increased $3.8 million to $38.5 million at September 30, 2022, compared to $34.7 million at June 30, 2022, and increased $16.7 million compared to $21.8 million one year ago. The increase in the current quarter is mainly due to increases in deferred tax assets of $3.4 million resulting from the fair market value decrease in the investment portfolio. In addition to the changes recorded during the current quarter, the increase from a year ago also reflects an increase in other prepaid expenses of $3.1 million, which includes long-term sponsorship agreements with local not-for-profit organizations.

Total deposits increased $24.5 million, to $1.61 billion at September 30, 2022, compared to $1.58 billion at June 30, 2022, and increased $82.3 million, or 5.4%, compared to $1.52 billion one year ago. Increases in consumer certificates of deposits ("CDs") of $53.9 million, brokered CDs of $43.9 million, business demand account balances of $7.4 million, and consumer savings account balances of $2.9 million, were offset by decreases in consumer money market account balances of $51.1 million, business money market account balances of $17.6 million, public fund CDs of $16.7 million, and business savings account balances of $1.0 million during the third quarter. The current rate environment has contributed to greater competition for deposits with more rate specials offered to attract new funds. Some public entities moved funding out of CDs into U.S. Treasury securities.

Demand deposits increased 4.8% compared to a year ago to $535.3 million at September 30, 2022, and represented 33.3% of total deposits; money market accounts decreased 9.5% compared to a year ago to $519.0 million, and represented 32.3% of total deposits; savings accounts increased 1.7% compared to a year ago to $196.8 million at September 30, 2022, and represented 12.3% of total deposits; and certificates of deposit increased 44.5% compared to a year ago to $354.1 million at quarter-end, and represented 22.1% of total deposits. Included in the year-over-year CD growth is $74.4 million of brokered CDs, or 68.3% of the increase in CD balances.

The total cost of deposits increased to 0.32% for the third quarter of 2022 compared to 0.20% for the second quarter of 2022, and 0.23% for the third quarter of 2021.

Deposits consisted of the following at the dates indicated:

	September 30, 2022	June 30, 2022	September 30, 2021	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$342,808	$336,311	$328,463	$6,497	$14,345
Interest-bearing demand deposits	192,504	192,114	182,181	390	10,323
Money market accounts	519,018	587,747	573,713	(68,729)	(54,695)
Savings accounts	196,780	195,029	193,479	1,751	3,301
Certificates of deposit	354,125	269,523	245,080	84,602	109,045
Total deposits	$1,605,235	$1,580,724	$1,522,916	$24,511	$82,319

Total shareholders’ equity decreased to $156.6 million at September 30, 2022, compared to $165.2 million three months earlier, and $187.4 million a year earlier, due to declines in the fair market value of the investment securities portfolio, net of taxes, of $12.6 million and $42.0 million, respectively. Bond values decreased across the board as rates and credit spreads increased in response to efforts by the Federal Reserve to address sustained inflationary pressures. Tangible book value per common share* was $15.50 at September 30, 2022, compared to $16.40 at June 30, 2022, and $18.48 at September 30, 2021. Book value per common share was $15.69 at September 30, 2022, compared to $16.60 at June 30, 2022, and $18.65 at September 30, 2021. The current quarter decline in investment securities fair market value had an 8.2% negative impact on tangible book value. We repurchased 79,054 shares of common stock under the October 2020 Plan at an average price of $16.19 per share for a total of $1.3 million during the quarter ended September 30, 2022, leaving 526,698 shares remaining in the share repurchase program. Year-to-date, we have repurchased 131,672 shares of common stock at an average price of $16.21 per share for a total of $2.1 million.

Income Statement Results

In the third quarter of 2022, the Company generated a return on average assets ("ROAA") of 0.85%, and a return on average equity ("ROAE") of 10.12%, compared to 0.51% and 5.75%, respectively, in the second quarter of 2022, and 0.92% and 8.69%, respectively, in the third quarter of 2021. Net income increased $1.8 million to $4.3 million over the prior quarter and $113,000 over the comparable quarter in 2021. Net interest income continues to increase with the growth in the loan portfolio and higher yields. Noninterest income improved slightly over the prior quarter, but remains significantly down from the same quarter one year ago as loan sales, sold loan servicing fee income, and investment security sales are down. Noninterest expense decreased from the prior quarter, but continues to be higher than the same quarter one year ago due in large part to Quin Ventures expenses.

Year-to-date, the Company generated a ROAA of 0.66%, and an ROAE of 7.24%, compared to 0.79% and 7.33%, respectively, for the nine months ended September 30, 2021. Net income decreased 6.9% compared to the same period in 2021, resulting in a lower year-over-year annualized net income. Net income decreased $709,000 year-over-year. An increase in net interest income was offset by a decrease in noninterest income and increase in noninterest expense. Noninterest income was down due to significant declines in loan and investment security sales. Noninterest expense is higher due to increased compensation, advertising, data processing, and occupancy expenses related to Quin Ventures and expansion of the Bank's staffing levels and locations.

Total interest income increased $1.9 million to $20.9 million for the third quarter of 2022, compared to $19.0 million in the previous quarter, and increased $4.1 million from $16.8 million in the third quarter of 2021. Interest and fees on loans increased during the quarter as the Bank grew the loan portfolio through new originations in multi-family and construction loans, and purchased higher yielding manufactured home and auto loans. Loan yields increased due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or variable indices. Total interest expense was $2.7 million for the third quarter of 2022, compared to $1.7 million in the second quarter of 2022 and $1.4 million in the third quarter a year ago. The increase was the result of a higher volume of short-term interest-costing liabilities, primarily from FHLB borrowings that are more sensitive to Federal Reserve Bank and other market rate increases.

Total interest income for the nine months ended September 30, 2022, increased $10.3 million to $56.7 million, compared to $46.5 million for the nine months ended September 30, 2021.Total interest expense increased $1.8 million for the nine months ended September 30, 2022, to $5.8 million, compared to $4.0 million for the nine months ended September 30, 2021.

Net interest income, before provision for loan losses, for the third quarter of 2022 increased 5.6% to $18.2 million, compared to $17.2 million for the preceding quarter, and increased 18.6% from the third quarter one year ago. Net interest income, before provision for loan losses, for the nine months ended September 30, 2022, increased $8.5 million to $50.9 million, compared to $42.5 million for the nine months ended September 30, 2021.

The Company recorded a $750,000 provision for loan loss during the third quarter of 2022. This compares to loan loss provisions of $500,000 for the preceding quarter and $700,000 for the third quarter of 2021. The provision reflects loan growth and changing economic conditions, offset by stable credit quality metrics. The loan loss provision for the nine months ended September 30, 2022, was $1.3 million, compared to $1.5 million for the nine months ended September 30, 2021.

The net interest margin increased 11 basis points to 3.88% for the third quarter of 2022, from 3.77% the prior quarter, and increased 30 basis points over the third quarter of 2021 of 3.58%. Increases over both the prior quarter and the prior year are primarily due to an improvement in our earning asset mix, as well as higher market and coupon rates for both fixed and variable rate assets. The net interest margin increased 25 basis points to 3.73% for the nine months ended September 30, 2022, and from 3.48% for the nine months ended September 30, 2021.

* See reconciliation of Non-GAAP Financial Measures later in this release.

The yield on average earning assets increased 31 basis points to 4.45% for the third quarter of 2022, compared to 4.14% for the second quarter of 2022, and increased 54 basis points from 3.91% for the third quarter of 2021. The increase over the prior quarter was due to higher yields on the investment portfolio along with higher average loan balances and an increase in the loan portfolio yield to 4.75% for the third quarter of 2022, compared to 4.48% for the second quarter of 2022, reflective of the rising rate environment. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The yield on average earning assets increased 35 basis points to 4.16% for the nine months ended September 30, 2022, from 3.81% for the nine months ended September 30, 2021.

The cost of average interest-bearing liabilities increased 24 basis points to 0.73% for the third quarter of 2022, compared to 0.49% for the second quarter of 2022, and increased 28 basis points from 0.45% for the third quarter of 2021. Total cost of funds increased 20 basis points to 0.59% for the third quarter of 2022 from 0.39% in the prior quarter and increased 23 basis points from 0.36% for the third quarter of 2021. Current quarter increases were due to higher costs on interest-bearing deposits and advances in addition to an increase in average FHLB advance balances. The increase over the same quarter last year was driven by the same factors.

The cost of average interest-bearing liabilities increased 11 basis points to 0.55% for the nine months ended September 30, 2022, from 0.44% for the nine months ended September 30, 2021. The total cost of funds increased 9 basis points to 0.44% for the nine months ended September 30, 2022, from 0.35% for the nine months ended September 30, 2021.

Noninterest income increased 5.0% to $2.3 million for the third quarter of 2022 from $2.2 million for the second quarter of 2022, and decreased 45.5% compared to $4.3 million for the third quarter a year ago. Increases during the third quarter of 2022 compared to the second quarter were mainly the result of additional service fee income, an increase in the value of the loan servicing rights asset, and an increase in the value of our limited partnership fintech investments, partially offset by a decrease in swap contract fee income. Decreases compared to the third quarter of 2021 were primarily due to lower gains on investment security sales, lower gain on sale of mortgage loans, and a decline in the value of the loan servicing rights asset, partially offset by additional service fee income, an increase in gain on sale of SBA loans, and an increase in the value of our limited partnership fintech investments.

Noninterest income decreased 35.9% to $7.0 million for the nine months ended September 30, 2022, from $10.9 million for the nine months ended September 30, 2021. Decreases compared to the prior year were primarily due to lower gain on sale of mortgage loans, lower gains on investment security sales, a decrease in the value of our limited partnership fintech investments, and a decline in the value of the loan servicing rights asset, partially offset by additional service fee income, an increase in gain on sale of SBA loans, and swap contract fee income.

Noninterest expense totaled $15.4 million for the third quarter of 2022, compared to $17.0 million for the preceding quarter and $13.9 million for the third quarter a year ago. The decrease from the prior quarter is mainly related to a significant reduction in Quin Ventures' compensation and customer acquisition expenses, as well as a decrease in commissions and incentives paid by the Bank. The increase over the third quarter of 2021 was impacted by higher Quin Ventures expenses, and reflects increases in Bank compensation expense and other costs associated with expanding our footprint with two branch locations, technology enhancements for core and digital banking products and higher FDIC insurance premiums.

Noninterest expense increased 18.7% to $47.2 million for the nine months ended September 30, 2022, from $39.7 million for the nine months ended September 30, 2021. Quin Ventures launched an additional product in the second quarter of 2022 and, as a result, costs that were previously capitalized during the development phase due to software capitalization rules were expensed to compensation. Additional Quin Ventures expenses resulted in significant increases to advertising, compensation, depreciation and data processing expenses during the nine months ended September 30, 2022. We expect expenses related to Quin Ventures to decline in future quarters.

The provision for income tax increased to $818,000 for the third quarter of 2022, compared to $467,000 for the second quarter of 2022 and $946,000 for the third quarter of 2021, reflecting differences in pre-tax income. The provision for income tax decreased to $1.8 million for the nine months ended September 30, 2022, compared to $2.1 million for the nine months ended September 30, 2021. The effective tax rate increased over prior periods as we started accruing for state income tax in the second quarter of 2022 for states where we have nexus, mainly due out-of-state loans and employees.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at September 30, 2022. Common Equity Tier 1 and Total Risk-Based Capital Ratios at September 30, 2022, were 12.6% and 13.6%, respectively.

Nonperforming loans were $3.4 million at September 30, 2022, an increase of $2.1 million from June 30, 2022, which was related to one speculative single-family home construction project and one mortgage loan, offset by decreases in nonperforming consumer loans. The percentage of the allowance for loan losses to nonperforming loans decreased to 484% at September 30, 2022, from 1269% at June 30, 2022, and decreased from 1289% at September 30, 2021. Classified loans decreased $8.7 million during the third quarter to $5.2 million at September 30, 2022, due to one $6.8 million commercial real estate loan and one $1.8 million residential construction loan that were upgraded during the quarter, along with a $424,000 residential construction loan that was paid off. The allowance for loan losses as a percentage of total loans was 1.07% at both September 30, 2022 and the prior quarter end, and decreased from 1.13% reported one year earlier.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2022, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #3 in the medium-sized company category in 2022 and was ranked #4 in the same category in 2021.

In June 2022, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020 and 2021, which recognizes the region's fastest-growing middle market companies.

Additionally, in June 2022 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.

In September 2022, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive.

In October 2022, First Fed was also recognized in the Best of the Peninsula surveys, winning Best Bank for both Clallam and Jefferson counties. The Bank was a finalist for Best Bank on Bainbridge Island and Central Kitsap. Also, First Fed received Best Financial Advisor in Jefferson.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business activity of its subsidiary, First Fed Bank, along with other fintech partnerships. First Fed is a small business-focused financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small business, and commercial customers. Additionally, First Fed focuses on strategic partnerships with financial technology (“fintech”) companies to develop and deploy digitally focused financial solutions to meet customers’ needs on a broader scale. FNWB also invests in fintech companies directly as well as through select venture capital partners. In 2022, the Company made a minority investment in Meriwether Group, a boutique investment banking and accelerator firm. In 2021, the Company entered a joint venture to found Quin Ventures, Inc., a fintech focused on financial wellness and lifestyle protection for consumers nationwide. Other fintech partnership initiatives include banking-as-a-service, digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012. The Company completed its initial public offering in 2015 under the ticker symbol FNWB and is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	September 30, 2022	June 30, 2022	September 30, 2021	Three Month Change	One Year Change
Assets

Cash and due from banks	$22,784	$19,006	$17,012	19.9%	33.9%
Interest-earning deposits in banks	80,879	68,789	59,108	17.6	36.8
Investment securities available for sale, at fair value	329,436	353,144	325,890	-6.7	1.1
Loans held for sale	263	696	2,231	-62.2	-88.2
Loans receivable (net of allowance for loan losses of $16,273, $15,747, and $15,243)	1,521,118	1,461,552	1,345,126	4.1	13.1
Federal Home Loan Bank (FHLB) stock, at cost	11,961	10,402	4,397	15.0	172.0
Accrued interest receivable	6,655	5,802	5,775	14.7	15.2
Premises and equipment, net	20,841	21,291	18,188	-2.1	14.6
Servicing rights on sold loans, net	—	—	2,934	n/a	-100.0
Servicing rights on sold loans, at fair value	3,872	3,865	—	0.2	100.0
Bank-owned life insurance, net	40,003	39,783	39,080	0.6	2.4
Equity and partnership investments	13,990	11,452	2,442	22.2	472.9
Goodwill and other intangible assets, net	1,173	1,176	1,186	-0.3	-1.1
Prepaid expenses and other assets	38,466	34,674	21,768	10.9	76.7

Total assets	$2,091,441	$2,031,632	$1,845,137	2.9%	13.3%

Liabilities and Shareholders' Equity

Deposits	$1,605,235	$1,580,724	$1,522,916	1.6%	5.4%
Borrowings	292,338	249,319	99,261	17.3	194.5
Accrued interest payable	105	461	29	-77.2	262.1
Accrued expenses and other liabilities	34,940	35,040	33,369	-0.3	4.7
Advances from borrowers for taxes and insurance	2,224	934	2,118	138.1	5.0

Total liabilities	1,934,842	1,866,478	1,657,693	3.7	16.7

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,978,041 at September 30, 2022; issued and outstanding 9,950,172 at June 30, 2022; and issued and outstanding 10,050,877 at September 30, 2021	100	100	102	0.0	-2.0
Additional paid-in capital	97,924	96,479	96,396	1.5	1.6
Retained earnings	110,107	107,000	99,058	2.9	11.2
Accumulated other comprehensive (loss) income, net of tax	(41,023)	(28,447)	934	-44.2	-4,492.2
Unearned employee stock ownership plan (ESOP) shares	(8,077)	(8,242)	(8,736)	2.0	7.5

Total parent's shareholders' equity	159,031	166,890	187,754	-4.7	-15.3
Noncontrolling interest in Quin Ventures, Inc.	(2,432)	(1,736)	(310)	-40.1	-684.5

Total shareholders' equity	156,599	165,154	187,444	-5.2	-16.5

Total liabilities and shareholders' equity	$2,091,441	$2,031,632	$1,845,137	2.9%	13.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	September 30, 2022	June 30, 2022	September 30, 2021	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$17,778	$16,081	$14,581	10.6%	21.9%
Interest on investment securities	2,817	2,715	2,138	3.8	31.8
Interest on deposits in banks	118	46	18	156.5	555.6
FHLB dividends	142	119	41	19.3	246.3
Total interest income	20,855	18,961	16,778	10.0	24.3

INTEREST EXPENSE
Deposits	1,251	796	850	57.2	47.2
Borrowings	1,400	922	576	51.8	143.1
Total interest expense	2,651	1,718	1,426	54.3	85.9

Net interest income	18,204	17,243	15,352	5.6	18.6

PROVISION FOR LOAN LOSSES	750	500	700	50.0	7.1

Net interest income after provision for loan losses	17,454	16,743	14,652	4.2	19.1

NONINTEREST INCOME
Loan and deposit service fees	1,302	1,091	1,015	19.3	28.3
Sold loan servicing fees	206	27	815	663.0	-74.7
Net gain on sale of loans	285	231	660	23.4	-56.8
Net (loss) gain on sale of investment securities	—	(8)	1,286	100.0	-100.0
Increase in cash surrender value of bank-owned life insurance	221	213	241	3.8	-8.3
Other income	320	668	269	-52.1	19.0
Total noninterest income	2,334	2,222	4,286	5.0	-45.5

NONINTEREST EXPENSE
Compensation and benefits	9,045	9,735	8,713	-7.1	3.8
Data processing	1,778	1,870	1,568	-4.9	13.4
Occupancy and equipment	1,499	1,432	1,106	4.7	35.5
Supplies, postage, and telephone	322	408	279	-21.1	15.4
Regulatory assessments and state taxes	365	441	335	-17.2	9.0
Advertising	645	1,370	547	-52.9	17.9
Professional fees	695	629	422	10.5	64.7
FDIC insurance premium	219	211	134	3.8	63.4
Other	807	867	830	-6.9	-2.8
Total noninterest expense	15,375	16,963	13,934	-9.4	10.3

INCOME BEFORE PROVISION FOR INCOME TAXES	4,413	2,002	5,004	120.4	-11.8

PROVISION FOR INCOME TAXES	818	467	946	75.2	-13.5

NET INCOME	3,595	1,535	4,058	134.2	-11.4
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	696	953	120	-27.0	480.0

NET INCOME ATTRIBUTABLE TO PARENT	$4,291	$2,488	$4,178	72.5%	2.7%

Basic and diluted earnings per common share	$0.47	$0.27	$0.44	74.1%	6.8%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2022	2021	Change
INTEREST INCOME
Interest and fees on loans receivable	$48,395	$39,988	21.0%
Interest on investment securities	7,807	6,296	24.0
Interest on deposits in banks	202	46	339.1
FHLB dividends	313	132	137.1
Total interest income	56,717	46,462	22.1

INTEREST EXPENSE
Deposits	2,764	2,609	5.9
Borrowings	3,020	1,369	120.6
Total interest expense	5,784	3,978	45.4

Net interest income	50,933	42,484	19.9

PROVISION FOR LOAN LOSSES	1,250	1,500	-16.7

Net interest income after provision for loan losses	49,683	40,984	21.2

NONINTEREST INCOME
Loan and deposit service fees	3,566	2,853	25.0
Sold loan servicing fees	665	858	-22.5
Net gain on sale of loans	769	3,014	-74.5
Net gain on sale of investment securities	118	2,410	-95.1
Increase in cash surrender value of bank-owned life insurance	686	727	-5.6
Other income	1,155	1,000	15.5
Total noninterest income	6,959	10,862	-35.9

NONINTEREST EXPENSE
Compensation and benefits	27,583	24,567	12.3
Data processing	5,420	4,426	22.5
Occupancy and equipment	4,098	3,139	30.6
Supplies, postage, and telephone	1,043	876	19.1
Regulatory assessments and state taxes	1,167	897	30.1
Advertising	2,802	1,484	88.8
Professional fees	1,883	1,588	18.6
FDIC insurance premium	653	450	45.1
Other	2,520	2,308	9.2
Total noninterest expense	47,169	39,735	18.7

INCOME BEFORE PROVISION FOR INCOME TAXES	9,473	12,111	-21.8

PROVISION FOR INCOME TAXES	1,839	2,082	-11.7

NET INCOME	7,634	10,029	-23.9
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	1,951	265	636.2

NET INCOME ATTRIBUTABLE TO PARENT	$9,585	$10,294	-6.9%

Basic and diluted earnings per common share	$1.04	$1.09	-4.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Performance ratios: (1)
Return on average assets	0.85%	0.51%	0.60%	1.09%	0.92%
Return on average equity	10.12	5.75	6.01	10.72	8.69
Average interest rate spread	3.72	3.65	3.43	3.48	3.46
Net interest margin (2)	3.88	3.77	3.53	3.58	3.58
Efficiency ratio (3)	74.9	87.2	82.9	70.5	70.3
Equity to total assets	7.49	8.13	9.14	9.92	10.16
Average interest-earning assets to average interest-bearing liabilities	128.6	130.0	132.3	133.8	134.1
Book value per common share	$15.69	$16.60	$17.77	$19.10	$18.65

Tangible performance ratios:
Tangible assets (4)	$2,089,454	$2,029,702	$1,942,151	$1,919,028	$1,843,395
Tangible common equity (4)	154,612	163,224	175,645	188,427	185,702
Tangible common equity ratio (4)	7.40%	8.04%	9.04%	9.82%	10.07%
Return on tangible common equity (4)	10.23	5.82	6.09	10.82	8.74
Tangible book value per common share (4)	$15.50	$16.40	$17.56	$18.89	$18.48

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.16%	0.06%	0.06%	0.07%	0.06%
Nonperforming loans to total loans (6)	0.22	0.08	0.09	0.10	0.09
Allowance for loan losses to nonperforming loans (6)	483.88	1268.90	1226.85	1095.15	1288.50
Allowance for loan losses to total loans	1.07	1.07	1.10	1.11	1.13
Annualized net charge-offs (recoveries) to average outstanding loans	0.06	(0.03)	0.00	(0.01)	0.01

Capital ratios (First Fed Bank):
Tier 1 leverage	10.5%	10.4%	10.6%	10.6%	10.6%
Common equity Tier 1 capital	12.6	12.7	13.1	13.8	13.4
Tier 1 risk-based	12.6	12.7	13.1	13.8	13.4
Total risk-based	13.6	13.7	14.1	14.9	14.4

Other Information:
Average total assets	$1,996,765	$1,963,665	$1,899,717	$1,864,309	$1,810,543
Average total loans	1,488,194	1,443,760	1,336,175	1,336,937	1,303,199
Average interest-earning assets	1,859,396	1,836,202	1,777,704	1,750,355	1,702,762
Average noninterest-bearing deposits	342,944	344,827	328,304	330,913	314,677
Average interest-bearing deposits	1,224,548	1,223,888	1,221,323	1,211,453	1,179,096
Average interest-bearing liabilities	1,446,428	1,412,327	1,343,216	1,307,895	1,269,958
Average equity	168,264	173,584	189,455	189,706	190,764
Average shares -- basic	9,093,821	9,094,894	9,130,168	9,103,640	9,184,568
Average shares -- diluted	9,138,123	9,166,131	9,225,368	9,189,252	9,268,076

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Nine Months Ended September 30,
	2022	2021
Performance ratios: (1)
Return on average assets	0.66%	0.79%
Return on average equity	7.24	7.33
Average interest rate spread	3.60	3.37
Net interest margin (2)	3.73	3.48
Efficiency ratio (3)	81.5	74.5
Equity to total assets	7.49	10.16
Average interest-earning assets to average interest-bearing liabilities	130.2	134.2
Book value per common share	$15.69	$18.65

Tangible performance ratios:
Tangible assets (4)	$2,089,454	$1,843,395
Tangible common equity (4)	154,612	185,702
Tangible common equity ratio (4)	7.40%	10.07%
Return on tangible common equity (4)	7.33	7.35
Tangible book value per common share (4)	$15.50	$18.48

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.16%	0.06%
Nonperforming loans to total loans (6)	0.22	0.09
Allowance for loan losses to nonperforming loans (6)	483.88	1288.50
Allowance for loan losses to total loans	1.07	1.13
Annualized net charge-offs to average outstanding loans	0.01	0.00

Capital ratios (First Fed Bank):
Tier 1 leverage	10.5%	10.6%
Common equity Tier 1 capital	12.6	13.4
Tier 1 risk-based	12.6	13.4
Total risk-based	13.6	14.4

Other Information:
Average total assets	$1,953,738	$1,731,841
Average total loans	1,423,267	1,220,175
Average interest-earning assets	1,824,734	1,631,179
Average noninterest-bearing deposits	338,745	300,903
Average interest-bearing deposits	1,223,265	1,135,213
Average interest-bearing liabilities	1,401,036	1,215,559
Average equity	177,023	187,713
Average shares -- basic	9,086,229	9,154,753
Average shares -- diluted	9,155,813	9,252,280

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	September 30, 2022	June 30, 2022	September 30, 2021	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$130	$1,751	$26,858	$(1,621)	$(26,728)
Northpointe Bank MPP	—	—	27,504	—	(27,504)
Secured lines of credit	14,982	12,989	8,279	1,993	6,703
Unsecured lines of credit	1,479	981	2,708	498	(1,229)
SBA loans	6,975	10,432	—	(3,457)	6,975
Other commercial business loans	47,703	45,065	26,590	2,638	21,113
Total commercial business loans	$71,269	$71,218	$91,939	$51	$(20,670)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$79,353	$79,659	$58,823	$(306)	$20,530
Woodside auto loans	112,944	110,499	99,335	2,445	13,609
First Help auto loans	5,912	6,724	4,164	(812)	1,748
Other auto loans	10,229	11,097	15,715	(868)	(5,486)
Other consumer loans	14,662	12,886	4,201	1,776	10,461
Total auto and other consumer loans	$223,100	$220,865	$182,238	$2,235	$40,862

Construction and land loans breakout
1-4 Family construction	$71,758	$74,520	$66,287	$(2,762)	$5,471
Multifamily construction	99,153	88,922	80,146	10,231	19,007
Acquisition-renovation	18,761	27,103	53,670	(8,342)	(34,909)
Nonresidential construction	16,034	12,651	4,520	3,383	11,514
Land and development	11,469	11,198	9,849	271	1,620
Total construction and land loans	$217,175	$214,394	$214,472	$2,781	$2,703

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not defined in generally accepted accounting principles ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on Tangible Common Equity:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$156,599	$165,154	$177,776	$190,480	$187,444
Less: Goodwill and other intangible assets	1,173	1,176	1,180	1,183	1,186
Disallowed non-mortgage loan servicing rights	814	754	951	870	556
Total tangible common equity	$154,612	$163,224	$175,645	$188,427	$185,702

Total assets	$2,091,441	$2,031,632	$1,944,282	$1,921,081	$1,845,137
Less: Goodwill and other intangible assets	1,173	1,176	1,180	1,183	1,186
Disallowed non-mortgage loan servicing rights	814	754	951	870	556
Total tangible assets	$2,089,454	$2,029,702	$1,942,151	$1,919,028	$1,843,395

Average shareholders' equity	$168,264	$173,584	$189,455	$189,706	$190,764
Less: Average goodwill and other intangible assets	1,175	1,179	1,182	1,185	880
Average disallowed non-mortgage loan servicing rights	755	949	1,381	643	187
Total average tangible common equity	$166,334	$171,456	$186,892	$187,878	$189,697

Tangible common equity ratio (1)	7.40%	8.04%	9.04%	9.82%	10.07%
Net income	$4,291	$2,488	$2,806	$5,124	$4,178
Return on tangible common equity (1)	10.23%	5.82%	6.09%	10.82%	8.74%
Common shares outstanding	9,978,041	9,950,172	10,003,622	9,972,698	10,050,877
Tangible book value per common share (1)	$15.50	$16.40	$17.56	$18.89	$18.48
GAAP Ratios:
Equity to total assets	7.49%	8.13%	9.14%	9.92%	10.16%
Return on average equity	10.12%	5.75%	6.01%	10.72%	8.69%
Book value per common share	$15.69	$16.60	$17.77	$19.10	$18.65

	September 30, 2022	September 30, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$156,599	$187,444
Less: Goodwill and other intangible assets	1,173	1,186
Disallowed non-mortgage loan servicing rights	814	556
Total tangible common equity	$154,612	$185,702

Total assets	$2,091,441	$1,845,137
Less: Goodwill and other intangible assets	1,173	1,186
Disallowed non-mortgage loan servicing rights	814	556
Total tangible assets	$2,089,454	$1,843,395

Average shareholders' equity	$177,023	$187,713
Less: Average goodwill and other intangible assets	1,179	297
Average disallowed non-mortgage loan servicing rights	1,026	63
Total average tangible common equity	$174,818	$187,353

Tangible common equity ratio (1)	7.40%	10.07%
Net income	$9,585	$10,294
Return on tangible common equity (1)	7.33%	7.35%
Common shares outstanding	9,978,041	10,050,877
Tangible book value per common share (1)	$15.50	$18.48
GAAP Ratios:
Equity to total assets	7.49%	10.16%
Return on average equity	7.24%	7.33%
Book value per common share	$15.69	$18.65

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.